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                                                                  EXHIBIT 23(D)

                         CONSENT OF FINANCIAL ADVISOR

  We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of United Carolina Bancshares Corporation included as Appendix II to the Joint Proxy Statement-- Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Joint Proxy Statement--Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Wheat, First Securities, Inc.

                                          WHEAT, FIRST SECURITIES, INC.

Richmond, Virginia Date: March 18, 1997